EXHIBIT 99.1

Medical Staffing Network Holdings, Inc. Receives Notification of Non-Compliance

from the New York Stock Exchange

BOCA RATON, Fla., October 9, 2008 (BUSINESS WIRE) — Medical Staffing Network Holdings, Inc. (Company) (NYSE: MRN) today announced it has been notified by the New York Stock Exchange (NYSE) that it is no longer in compliance with the NYSE’s continued listing standards. The Company is considered below criteria since the Company’s market capitalization was less than $75 million over a 30 trading-day period and its shareholders’ equity was less than $75 million. As of October 3, 2008, the Company’s 30 trading-day average market capitalization was $67.4 million, and in its quarterly report on Form 10-Q for the quarter ended June 29, 2008, the Company reported shareholders’ equity of $67.8 million.

Under applicable NYSE procedures, the Company has 45 days from the receipt of the notice to submit a plan to the NYSE to demonstrate its ability to achieve compliance with the continuing listing standards within 18 months. The Company intends to submit such a plan.

Company Summary

Medical Staffing Network Holdings, Inc. is the third largest diversified healthcare staffing company in the United States as measured by revenues. The Company is the leading provider of per diem nurse staffing services and is also a leading provider of travel, allied health and vendor managed services.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include all statements other than those made solely with respect to historical fact. These statements involve known and unknown risks, uncertainties and other factors that may cause the registrant’s actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include our ability to prepare a plan to achieve compliance that is acceptable to the NYSE, our ability to reasonably maintain the goals of that plan, our ability to achieve compliance with the continuing listing standards within 18 months, and other factors, which can be found in our Form 10-K for the year ended December 30, 2007 and our other filings with the Securities and Exchange Commission. Forward-looking statements in this press release should be evaluated in light of these important factors. Although the registrant believes that these statements are based upon reasonable assumptions, the registrant cannot provide any assurances regarding future results. The registrant undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE: Medical Staffing Network Holdings, Inc.

Medical Staffing Network Holdings, Inc.

Jeff Yesner, 561-322-1303

Chief Accounting Officer